                                   EXHIBIT 99

FIRST FORTIS LIFE INSURANCE COMPANY

MAILING             STREET ADDRESS:                PHONE: 1-800-745-8248
ADDRESS:            220 SALINA MEADOWS PARKWAY
P.O. BOX 3249       SUITE 255
SYRACUSE            SYRACUSE
NEW YORK 13220      NEW YORK 13220

This Prospectus describes flexible premium deferred combination variable and fixed annuity contracts (a "Contract") issued by First Fortis Life Insurance Company ("First Fortis"). The minimum initial purchase payment is generally $5,000 and is $1,000 for each subsequent purchase payment.

A Contract allows you to accumulate funds on a tax-deferred basis. You may elect a guaranteed interest accumulation option through First Fortis' Fixed Account or a variable return accumulation option through Separate Account A (the "Variable Account") of First Fortis, or a combination of these two options. Under the variable rate accumulation option, you can choose among one or more of the following investment portfolios of Fortis Series Fund, Inc. (the "Series Fund"):
Money Market Series, U.S. Government Securities Series, Diversified Income Series, Global Bond Series, High Yield Series, Asset Allocation Series, Global Asset Allocation Series, Value Series, Growth & Income Series, S&P 500 Index Series, Blue Chip Stock Series, Growth Stock Series, Global Growth Series, International Stock Series and Aggressive Growth Series. The accompanying Prospectus for Fortis Series Fund describes the investment objectives, policies and risks of each of the Portfolios. Under the guaranteed interest accumulation option, you can choose among ten different guarantee periods, each of which has its own interest rate.

The Contract provides several different types of retirement and death benefits, including fixed and variable annuity income options. Within limits, you may make partial surrenders of the Contract Value or may totally surrender the Contract for its Cash Surrender Value.

You have the right to examine a Contract for ten days from the time you receive the Contract and return it for a refund of the full Contract Value.

This Prospectus gives prospective investors information about the Contracts that they should know before investing. This Prospectus must be accompanied by a current Prospectus of Fortis Series Fund, Inc. Both Prospectuses should be read carefully and kept for future reference.

A Statement of Additional Information, dated May 1, 1996, about certain aspects of the Contracts has been filed with the Securities and Exchange Commission and is available without charge, from First Fortis at the address and phone number printed above. The Table of Contents for the Statement of Additional Information appears on page 22 of this Prospectus.

THESE CONTRACTS ARE NOT OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, CREDIT UNION, BROKER-DEALER OR OTHER FINANCIAL INSTITUTION. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY; AND INVOLVE INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FIRST
FORTIS
MASTERS
VARIABLE
ANNUITY
Flexible
Premium Deferred
Combination Variable and
Fixed Annuity Contracts

PROSPECTUS DATED
May 1, 1996

FORTIS LOGO

97104 (Ed. 5/96)

TAX IMPLICATIONS

The tax implications for Contract Owners or any other persons who may receive payments under a Contract, and those of any related employee benefit plan can be quite important. A brief discussion of some of these is set out under "Federal Tax Matters" in this Prospectus and "Taxation Under Certain Retirement Plans" in the Statement of Additional Information, but such discussion is not comprehensive. Therefore, you should consider these matters carefully and consult a qualified tax adviser before making purchase payments or taking any other action in connection with a Contract or any related employee benefit plan. Failure to do so could result in serious adverse tax consequences which might otherwise have been avoided.

QUESTIONS AND OTHER COMMUNICATIONS

Any question about procedures of the Contract should be directed to your sales representative, or First Fortis' Home Office: P.O. Box 3249, Syracuse, NY 13220; 1-800-745-8248. Purchase payments and Written Requests should be mailed or delivered to the same Home Office address. All communications should include the Contract number, the Contract Owner's name and, if different, the Annuitant's name. The number for telephone transfers is 1-800-745-8248.

Any purchase payment or other communication, except a 10-day cancellation notice, is deemed received at First Fortis' Home Office on the actual date of receipt there in proper form unless received (1) after the close of regular trading on The New York Stock Exchange, or (2) on a date that is not a Valuation Date. In either of these two cases, the date of receipt will be deemed to be the next Valuation Date.

FINANCIAL AND PERFORMANCE INFORMATION

This Prospectus contains no Accumulation Unit Information for subaccounts of the Separate Account because the Separate Account has not yet commenced operations, has no assets or liabilities and has received no income nor incurred any expenses as of the date of this Prospectus.

For the same reason, no audited financial statements of the Variable Account are included in the Statement of Additional Information.

Advertising and other sales materials may include yield and total return figures for the Subaccounts of the Variable Account. These figures are based on historical results and are not intended to indicate future performance. "Yield" is the income generated by an investment in the Subaccount over a period of time specified in the advertisement. This rate of return is assumed to be earned over a full year and is shown as a percentage of the investment. "Total return" is the total change in value of an investment in the Subaccount over a period of time specified in the advertisement. The rate of return shown would produce that change in value over the specified period, if compounded annually. Yield figures do not reflect the surrender charge and yield and total return figures do not reflect premium tax charges. This makes the performance shown more favorable.

Financial information concerning First Fortis is included in this Prospectus under "Further Information About First Fortis" and "First Fortis Financial Statements."

FIRST FORTIS LIFE INSURANCE COMPANY

First Fortis Life Insurance Company, the issuer of the Contracts, was founded in 1971. At the end of 1995, First Fortis had approximately $6.5 billion of total life insurance in force. First Fortis is a New York corporation and is qualified to sell life insurance and annuity contracts in New York. First Fortis is a wholly-owned subsidiary of Fortis AMEV.

First Fortis is affiliated with the Fortis Financial Group, a joint effort by Fortis Benefits Insurance Company, Fortis Advisers, Inc., Fortis Investors, Inc., and Time Insurance Company, offering financial products through the management, marketing and servicing of mutual funds, annuities, life insurance and disability income products.

Fortis AMEV is a diversified multi-national insurance, real estate, and financial services group headquartered in Utrecht, The Netherlands, where its insurance operations began in 1847.

All of the guarantees and commitments under the Contracts are general obligations of First Fortis, regardless of whether the Contract Value has been allocated to the Separate Account or to the Fixed Account. None of First Fortis' affiliated companies has any legal obligation to back First Fortis' obligations under the Contracts.

THE VARIABLE ACCOUNT

The Variable Account, which is a segregated investment account of First Fortis, was established as Variable Account A by First Fortis pursuant to the insurance laws of New York as of October 1, 1993. Although the Variable Account is an integral part of First Fortis, the Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. Assets in the Variable Account representing reserves and liabilities under Contracts and other variable annuity contracts issued by First Fortis will not be chargeable with liabilities arising out of any other business of First Fortis.

There are currently fifteen Subaccounts in the Variable Account. The assets in each Subaccount are invested exclusively in a distinct class (or series) of stock issued by Series Fund, each of which represents a separate investment Portfolio within Series Fund. Income and both realized and unrealized gains or losses from the assets of each Subaccount of the Variable Account are credited to or charged against that Subaccount without regard to income, gains or losses from any other Subaccount of the Variable Account or arising out of any other business we may conduct. New Subaccounts may be added as new Portfolios are added to Series Fund and made available. Correspondingly, if any Portfolios are eliminated from Series Fund, Subaccounts may be eliminated from the Variable Account.

SERIES FUND

Series Fund is a "series" type of mutual fund which is registered with the Securities and Exchange Commission under the Investment Company Act of 1940. Series Fund has served as the investment medium for the Variable Account since the Variable Account commenced operations and has also served as the investment media of other variable accounts of an affiliated company since 1987.

First Fortis purchases and redeems Series Fund' shares for the Variable Account at their net asset value without the imposition of any sales or redemption charges. Such shares represent interests in the Portfolios of Series Fund available for investment by the Variable Account. Each Portfolio corresponds to one of the Subaccounts of the Variable Account. The assets of each Portfolio are separate from the others and each Portfolio operates as a separate investment portfolio whose performance has no effect on the investment performance of any other Portfolio.

WITHHOLDING

Annuity payments and other amounts received under Contracts are subject to income tax withholding unless the recipient elects not to have taxes withheld. The amounts withheld will vary among recipients depending on the tax status of the individual and the type of payments from which taxes are withheld.

Notwithstanding the recipient's election, withholding may be required with respect to certain payments to be delivered outside the United States and with respect to certain distributions from certain types of qualified retirement plans, unless the proceeds are transferred directly from the qualified plan to another qualified retirement plan. Moreover, special "backup withholding" rules may require First Fortis to disregard the recipient's election if the recipient fails to supply First Fortis with a "TIN" or taxpayer identification number (social security number for individuals), or if the Internal Revenue Service notifies First Fortis that the TIN provided by the recipient is incorrect.

PORTFOLIO DIVERSIFICATION

The United States Treasury Department has adopted regulations under Section 817(h) of the Code which set standards of diversification for the investments underlying the Contracts, in order for the Contracts to be treated as annuities. First Fortis believes that these diversification standards will be satisfied. Failure to do so would result in immediate taxation to Contract Owners or persons receiving annuity payments of all returns credited to Contracts, except in the case of certain Qualified Contracts. Also, current regulations do not provide guidance as to any circumstances in which control over allocation of values among different investment alternatives may cause Contract Owners or persons receiving annuity payments to be treated as the owners of Variable Account assets for tax purposes. First Fortis reserves the right to amend the Contracts in any way necessary to avoid any such result. The Treasury Department may establish standards in this regard through regulations or rulings. Such standards may apply only prospectively, although retroactive application is possible if such standards were considered not to embody a new position.

CERTAIN EXCHANGES

Section 1035 of the Code provides generally that no gain or loss will be recognized under the exchange of a life insurance or annuity contract for an annuity contract. Thus, a properly completed exchange from one of these types of products into a Contract pursuant to the special annuity contract exchange form we provide for this purpose is not generally a taxable event under the Code, and your investment in the Contract will be the same as your investment in the product you exchanged out of.

Because of the complexity of these and other tax aspects in connection with an exchange, you should consult a tax adviser before making any exchange.

TAX LAW RESTRICTIONS AFFECTING SECTION 403(B) PLANS

Section 403(b)(12) of the Internal Revenue Code restricts the distribution under
Section 403(b) annuity contracts of:

    (1) elective contributions made for years beginning after December 31, 1988;

    (2) earnings on those contributions; and

    (3) earnings on amounts held as of December 31, 1988.

Distribution of these amounts may only occur upon death of the employee, attainment of age 59 1/2, separation from service, disability, or financial hardship. In addition, income attributable to elective contributions made after December 31, 1988 may not be distributed in the case of hardship.

FURTHER INFORMATION ABOUT FIRST FORTIS

First Fortis Life Insurance Company is an affiliate of the worldwide Fortis group of companies owned by Fortis AMEV of the Netherlands and Fortis AG of Belgium. First Fortis is wholly owned by Fortis AMEV. The Company was originally organized under New York Insurance Law on August 12, 1971, and was acquired by the current owners on March 24, 1989, to enable the Fortis group of companies the ability to distribute their products to the New York State marketplace.

On October 1, 1991, First Fortis Life Insurance Company and its affiliate and Fortis Benefits Insurance Company (the "Companies"), entered into an Asset Transfer and Acquisition Agreement (the "Agreement") with Mutual Benefit Life Insurance Company in Rehabilitation (MBL). Pursuant to the Agreement, the Companies acquired certain assets and assumed certain liabilities of MBL relating to the group life, accident and health, disability and dental insurance business of MBL. That portion of the business conducted in New York was assumed by First Fortis, while the remaining and more substantial portion of the business was assumed by Fortis Benefits Insurance Company. N.V. AMEV contributed $25 million in cash to the paid-in-capital of First Fortis on October 1, 1991 in connection with the acquisition.

GENERAL

First Fortis is engaged in the offer and sale of insurance products, including fixed and variable annuity contracts, and group life, accident and health insurance policies. First Fortis markets its products to small business and individuals through a network of independent agents, brokers, and financial institutions.

SELECTED FINANCIAL DATA

The following is a summary of certain financial data of First Fortis. This summary has been derived in part from, and should be read in conjunction with, the financial statements of First Fortis included elsewhere in this Prospectus.

                                                                                   YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------------------------
                                                                      1995       1994       1993       1992       1991
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                                       (IN THOUSANDS)
INCOME STATEMENT DATA
  Premiums........................................................  $  81,202  $  92,056  $  75,393  $  58,209  $  14,657
  Net investment income...........................................      7,466      6,261      6,074      6,245      2,027
  Realized investment gains (losses)..............................      2,683     (1,057)     3,062      1,773        146
  Other income....................................................        297        287        533        296        115
                                                                    ---------  ---------  ---------  ---------  ---------
    TOTAL REVENUES................................................     91,648     97,547     85,062     66,523     16,945
                                                                    ---------  ---------  ---------  ---------  ---------
  Benefits and expenses...........................................     96,371    104,582     85,170     63,215     14,991
  Income tax expense (benefit)....................................     (1,563)      (999)      (686)     1,058        671
                                                                    ---------  ---------  ---------  ---------  ---------
  Net income (loss)...............................................  $  (3,160) $  (6,036) $     578  $   2,250  $   1,283
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA
  Total assets....................................................  $ 139,913  $ 123,954  $ 132,077  $ 109,565  $ 101,679
  Total liabilities...............................................  $ 101,523  $  97,913  $  92,863  $  73,209  $  67,573
  Total shareholder's equity......................................  $  38,390  $  26,041  $  39,214  $  36,356  $  34,106

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

REVENUES

Life premiums of First Fortis (the "Company") are principally composed of group life coverages. The decrease in life premiums resulted from the lapse of a minimum premium group life insurance account in mid-1994. This case, which represented 24% and 44% of the group life business in 1994 and 1993, respectively, did not have a significant impact on the Company's operating results.

Total accident and health premium decreased in 1995 as compared to 1994. On-going marketing efforts have continued to increase the Company's disability income and dental premiums, whereas premium rate action on the Company's small-group medical business has contributed to a decline of approximately 57% of inforce fully insured medical lives and a $25 million decrease in annualized inforce premium since 1994. During 1993 and 1994, medical premium grew primarily from the impact of New York State Regulation 145 "Open Enrollment and Community Rating of Individual and Small Group Health Insurance" ("Community Rating"). Effective January 1, 1996, the Company ceased new sales of group medical policies, however, the Company will continue to renew and service existing group medical business, which represented $34 million of 1995 accident and health premiums. In the long-term, the Company expects this decision to have a favorable impact on its capital position, although, in the short-term it is likely that this product line will have an immaterial negative impact on the Company's operating results. The group accident and health premium mix, which remained stable from 1993 to 1994 (medical -- averaging 67%; disability income -- averaging 18%; and dental -- averaging 14%), shifted in 1995 to medical -- 54%; disability income -- 26%; and dental -- 20%.

The Company continues to match investment portfolio composition to liquidity needs and capital requirements. Changes in interest rates during 1995, 1994 and 1993 resulted in recognition of realized gains and losses.

BENEFITS

In 1995 and 1993, the Company's group life claims ratio was higher than expected as a result of increased mortality. In 1995, the Company also experienced larger average claim amounts. In 1994, mortality experience levels were consistent with Management's expectations.

Improved recovery rates on existing group disability income claimants and premium rate increases resulting in the reduction of inforce fully insured medical lives have improved the accident and health benefits result from 1994 to 1995. From 1993 to 1994, an increased incidence of group disability income claims, accompanied by lower than anticipated recovery rates on existing claimants, and Community Rating medical loss ratios in excess of product pricing assumptions, contributed to an increased accident and health claims ratio.

EXPENSES

The Company continues to monitor its commission rate structures, and, as indicated by market conditions, periodically adjusts rates paid. Rates paid vary by product type, group size and duration. Commission rate decreases on medical products have been offset by changes in the mix of inforce business thus resulting in a consistent commissions to premium ratio in 1993 through 1995.

Higher medical claims volumes have increased the Company's general and administrative expense to premium ratio from 1994 to 1995 and from 1993 to 1994. During the last six months of 1995, as the Company's inforce medical lives began to decrease, the Company began to experience a reduction in medical related expenses.

LIQUIDITY AND CAPITAL RESOURCES

The liquidity requirements of the Company have been met by funds provided from operations, including investment income. Funds are principally used to provide for policy benefits, operating expenses, commissions and investment purchases. The impact of the declining inforce medical business has been considered in evaluating the Company's future liquidity needs. The Company expects its operating activities to continue to generate sufficient funds.

The National Association of Insurance Commissioners' risk-based capital formula helps to establish guidelines for capital levels. At December 31, 1995, First Fortis' capital exceeded the minimum recommended risk-based capital level.

As of December 31, 1995, 98.1% of the Company's fixed maturity securities consisted of investment grade bonds.

REGULATION

The Company is subject to the laws and regulations established by the New York State Insurance Department governing insurance business conducted in New York State. Periodic audits are conducted by the New York Insurance Department related to the Company's compliance with these laws and regulations. To date there have been no adverse findings regarding the Company's operations.

As a small group (1-50 lives) medical insurer in the State of New York, First Fortis was impacted by the passage in 1992 of Regulation 145, "Open Enrollment and Community Rating of Individual and Small Group Health Insurance" and Regulation 146, "Establishment and Operation of Market Stabilization Mechanisms for Individuals and Small Group Health Insurance". The purpose of Regulation 145 is to promote competition among insurers and facilitate access to health insurance by all New York residents. Beginning April 1, 1993, Regulation 145 required insurers to apply a rating methodology (community rate) in which the premium for all persons covered by a policy or contract form is the same based on the experience of the entire pool of risks covered by that policy or contract form without regard to age, sex, health status or occupation. Regulation 146 established a market stabilization process to share among insurers substantive cost variations attributable to significant differences in demographic characteristics of the persons covered. During 1995, 1994 and 1993, demographic characteristics of the Company's medical business resulted in payments to the pools which have been reflected in accident and health benefits.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth is information concerning First Fortis' directors and executive officers, together with their business experience and principal occupations for the past five years:

Larry M. Cains, 49           Treasurer; Senior Vice President of Fortis, Inc.
Director since 1995
Allen R. Freedman, 56        Chairman,  Chief Executive Officer and President; Chairman and Chief Executive
Director Since 1989          Officer of Fortis, Inc.
Thomas M. Keller, 48         President of Time  Insurance Company; President--Fortis  Healthcare of  Fortis
Director Since 1994          Benefits Insurance Company; before that Senior Vice President of Fortis, Inc.
Dean C. Kopperud, 43         Chief  Executive  Officer of  Fortis Advisers,  Inc.  and President  of Fortis
Director Since 1994          Investors,  Inc.;  President--Fortis  Financial   Group  of  Fortis   Benefits
                             Insurance Company
Terry J. Kryshak, 45         Senior Vice President and Chief Administrative Officer
Director Since 1991
Susie Gharib, 45             Anchorwoman, Cable NBC; before that, Anchorwoman, Financial News Network
Director Since 1991
Guy Gerard Rutherfurd, Jr.,  Executive  Vice  President  and  Chief  Investment  Officer  of  Nomura  Asset
56                           Management, Inc.
Director Since 1989
Dale Edward Gardner, 65      President, Gardner & Bull
Director Since 1989
Kenneth W. Nelson, 74        President, Tech Products, Inc.
Director Since 1989
Clarence Elkus Galston, 86   Attorney at Law
Director Since 1989
Robert B. Pollock, 41        President and Chief Executive Officer of Fortis Benefits Insurance Company
Director Since 1995
Robert O. Blaber, 44         Senior Vice President; before that  Regional Sales Director of Mutual  Benefit
                             Life Insurance Company
Leanne F. Hughes, 35         Assistant  Treasurer and Director of Accounting; before that Senior Manager of
                             Ernst & Young LLP
Jerome A. Atkinson, 46       Secretary; Vice  President, Secretary  and General  Counsel of  Fortis,  Inc.;
                             before  that Senior Vice President, Secretary  and General Counsel of American
                             Security Insurance Company

First Fortis' officers serve at the pleasure of the Board of Directors, and members of the Board who are also officers or employees of First Fortis serve without compensation. All Directors serve until their successors are duly elected and qualified. The compensation of members of the Board who are not also officers or employees of First Fortis or its affiliates is as follows. The Director receives $1,000 for attendance at the annual Board meeting. If the Director is also a member of the Audit Committee and/or the Investment Committee, the Director also receives $1,000 for attending any meeting of such committee unless the committee meeting date is the same as the annual meeting, in which case the committee meeting compensation is $500.

Mr. Freedman is also a director of Systems and Computer Technology Corporation and Genesis Health Ventures and the following registered investment companies:
Fortis Equity Portfolios, Inc.; Fortis Growth Fund, Inc.; Fortis Fiduciary Fund, Inc.; Fortis Income Portfolios, Inc.; Fortis Securities, Inc.; Fortis Tax-Free Portfolios, Inc.; Fortis Money Portfolios, Inc.; Fortis Advantage Portfolios, Inc.; Fortis Worldwide Portfolios, Inc.; Fortis Series Fund, Inc.; Special Portfolios, Inc.

EXECUTIVE COMPENSATION

Set forth below is certain information concerning the compensation of the named executive officers of First Fortis. Mr. Freedman and Mr. Greiter are compensated by other affiliates of First Fortis.

--------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION
                                                               --------------------------------   ----------------
                                                                                   OTHER ANNUAL      ALL OTHER
                                                                SALARY    BONUS    COMPENSATION   COMPENSATION (1)
              NAME AND PRINCIPAL POSITION                YEAR    ($)       ($)         ($)              ($)
-------------------------------------------------------  ----  --------  --------  ------------   ----------------
Allen R. Freedman                                        1995  $      0  $      0    $     0          $     0
 President
William D. Greiter                                       1995         0         0          0                0
 President                                               1994         0         0          0                0
Terry J. Kryshak                                         1995   107,350    25,764          0            8,288
 Senior Vice President and Chief Administrative Officer  1994    95,000    30,780          0            1,535
                                                         1993    85,439    17,000          0            7,056
Robert O. Blaber                                         1995    75,000   263,654          0           14,852
 Senior Vice President                                   1994    75,000   246,032          0           14,140
                                                         1993    52,500   218,232          0           14,150

------------------------
1 This column includes contributions made by First Fortis for the year for the benefit for the named individual to defined contribution retirement plans.

As additional compensation to its employees and executive officers, First Fortis has an Employees' Uniform Retirement Plan and an Executive Retirement Plan which generally provide an annual annuity benefit upon retirement at age 65 (or a reduced benefit upon early retirement) equal to: .9% of the employee's Average Annual compensation up to the employee's social security covered compensation, plus 1.3% of Average Annual compensation above the employee's social security covered compensation up to $235,840, as adjusted by an index, multiplied by the employee's years of credited services.

The following table illustrates the combined estimated life annuity benefit payable from the Employees Uniform Retirement Plan and the Executive Retirement Plan to employees with the specified Final Average Salary and Years of Service upon retirement.

PENSION TABLE

                                                                        YEARS OF SERVICE
                                                         -----------------------------------------------
FINAL AVERAGE EARNINGS                                     10      15      20      25      30      35
-------------------------------------------------------  ------  ------  ------  ------  ------  -------
125,000                                                  15,213  22,820  30,426  38,033  45,640   53,246
150,000                                                  18,463  27,695  36,926  46,158  55,390   64,621
175,000                                                  21,713  32,570  43,426  54,283  65,140   75,996
200,000                                                  24,963  37,445  49,926  62,408  74,890   87,371
225,000                                                  28,141  42,211  56,282  70,352  84,423   98,493
250,000+                                                 29,557  44,336  59,115  73,894  88,672  103,451

The table above excludes social security benefits. In general, for the purposes of these plans compensation includes salary and bonuses. The credited years of service with First Fortis for those individuals named in the Summary Compensation Table above are as follows: 0, 0, 5, and 9.

OWNERSHIP OF SECURITIES

All   of  First   Fortis'  outstanding  shares   are  owned   by  Fortis  AMEV.,
Archimedeslaan 10, 3584 BA, Utrecht, The Netherlands.

VOTING PRIVILEGES

In accordance with its view of current applicable law, First Fortis will vote shares of each of the Portfolios which are attributable to a Contract at regular and special meetings of the shareholders of Series Fund in proportion to instructions received from the persons having the voting interest in the Contract as of the record date for the corresponding Series Fund shareholders meeting. Contract Owners have the voting interest during the Accumulation Period, persons receiving annuity payments during the Annuity Period, and Beneficiaries after the death of the Annuitant or Contract Owner. However, if the Investment Company Act of 1940 or any rules thereunder should be amended or if the present interpretation thereof should change, and as a result First Fortis determines that it is permitted to vote shares of the Portfolios in its own right, it may elect to do so.

During the Accumulation Period, the number of shares of a Portfolio attributable to a Contract is determined by dividing the amount of Contract Value in the corresponding Subaccount pursuant to the Contract as of the record date for the shareholders meeting by the net asset value of one Portfolio share as of that date. During the Annuity Period, or after the death of the Annuitant or Contract Owner, the number of Portfolio shares deemed attributable to the Contract will be computed in a comparable manner, based on the liability for future variable annuity payments allocable to that Subaccount under the Contract as of the record date. Such liability for future payments will be calculated on the basis of the mortality assumptions and the assumed interest rate used in determining the number of Annuity Units credited to the Contract and the applicable Annuity Unit value on the record date. During the Annuity Period, the number of votes attributable to a Contract will generally decrease since funds set aside to make the annuity payments will decrease.

First Fortis will vote shares for which it has received no timely instructions, and any shares attributable to excess amounts First Fortis has accumulated in the related Subaccount, in proportion to the voting instructions which it receives with respect to all Contracts and other variable annuity contracts participating in a Portfolio. To the extent that First Fortis or any affiliated company holds any shares of a Portfolio, they will be voted in the same proportion as instructions for that Portfolio that are received from persons holding the voting interest with respect to all First Fortis separate accounts participating in that Portfolio. Shares held by separate accounts other than the Variable Account will in general be voted in accordance with instructions of participants in such other separate accounts. This diminishes the relative voting influence of the Contracts.

Each person having a voting interest in a Subaccount of the Separate Account will receive proxy material, reports and other materials relating to the appropriate Portfolio. Pursuant to the procedures described above, these persons may give instructions regarding the election of the Board of Directors of Series Fund, ratification of the selection of its independent auditors, the approval of the investment managers of a Portfolio, changes in fundamental investment policies of a Portfolio and all other matters that are put to a vote by Series Fund shareholders.

LEGAL MATTERS

The legality of the Contracts described in this Prospectus has been passed upon by Douglas R. Lowe, Esquire, Assistant General Counsel with the law department of Fortis Benefits Insurance Company, an affiliate of First Fortis. Messrs. Freedman, Levy, Kroll & Simonds, Washington, D.C., have advised First Fortis on certain federal securities law matters.

OTHER INFORMATION

Registration Statements have been filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended, with respect to the Contracts discussed in this Prospectus. Not all of the information set forth in the Registration Statement, amendments and exhibits thereto has been included in this Prospectus. Statements contained in this Prospectus concerning the content of the Contracts and other legal instruments are intended to be summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the Securities and Exchange Commission.

A Statement of Additional Information is available upon request. Its contents are as follows:

CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

                                                          PAGE
First Fortis and the Variable Account..................      2
Calculation of Annuity Payments........................      2
Postponement of Payments...............................      3
Services...............................................      3
  - Safekeeping of Variable Account Assets.............      3
  - Experts............................................      3
  - Principal Underwriter..............................      3
Limitations on Allocations.............................      4
Change of Investment Adviser or Investment Policy......      4
Taxation Under Certain Retirement Plans................      4
Withholding............................................      8
Terms of Exemptive Relief in Connection With Mortality
 and Expense Risk Charge...............................      8
Variable Account Financial Statements..................      9
APPENDIX A--Performance Information....................    A-1

FIRST FORTIS FINANCIAL STATEMENTS

The financial statements of First Fortis that are included in this Prospectus should be considered primarily as bearing on the ability of First Fortis to meet its obligations under the Contracts. The Contracts are not entitled to participate in earnings, dividends or surplus of First Fortis.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
First Fortis Life Insurance Company

We have audited the accompanying balance sheets of First Fortis Life Insurance Company (a wholly-owned subsidiary of Fortis AMEV) as of December 31, 1995 and 1994, and the related statements of operations, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedules listed in the Index at Item 14. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Fortis Life Insurance Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                                            [SIG]
Ernst & Young LLP
Syracuse, New York
February 19, 1996

BALANCE SHEETS
FIRST FORTIS LIFE INSURANCE COMPANY

                                                                  DECEMBER 31
                                                         -----------------------------
                                                             1995             1994
                                                         ------------     ------------
ASSETS
Investments (Note 3):
  Fixed maturities, at fair value (amortized cost
   1995--$106,648,754; 1994--$102,195,927).............  $112,183,452     $ 97,337,464
  Preferred stock at fair value (cost $92,029).........        89,345               --
  Short-term investments...............................     6,850,000        1,900,000
                                                         ------------     ------------
                                                          119,122,797       99,237,464
Cash...................................................     1,145,131          483,075
Receivables:
  Uncollected premiums, less allowance--$100,000.......     4,440,446        4,595,706
  Reinsurance recoverable on unpaid and paid losses....     9,335,947        8,875,349
  Prepaid federal income taxes and other...............     2,255,199        2,215,328
                                                         ------------     ------------
                                                           16,031,592       15,686,383
Accrued investment income..............................     1,814,291        1,945,610
Deferred policy acquisition costs (Note 2).............            --        4,595,000
Property and equipment at cost, less accumulated
 depreciation (1995--$1,249,280; 1994--$766,831).......     1,199,482        1,360,471
Goodwill...............................................       600,000          646,000
                                                         ------------     ------------
TOTAL ASSETS...........................................  $139,913,293     $123,954,003
                                                         ------------     ------------
                                                         ------------     ------------

RESERVES, LIABILITIES, AND SHAREHOLDER'S EQUITY
Policy reserves and liabilities:
  Future policy benefit reserves:
    Life insurance.....................................  $ 22,529,817     $ 21,233,643
    Accident and health................................    59,442,638       52,844,913
                                                         ------------     ------------
                                                           81,972,455       74,078,556
  Other policy claims and benefits payable.............    13,561,740       17,974,419
Other liabilities......................................     5,988,794        5,860,473
                                                         ------------     ------------
      TOTAL POLICY RESERVES AND LIABILITIES............   101,522,989       97,913,448
Commitments and contingencies (Note 11)

Shareholder's equity (Notes 1, 8, 9, and 10):
  Common stock, $20 par value 100,000 shares
   authorized, issued, and outstanding.................     2,000,000        2,000,000
  Additional paid-in capital...........................    37,440,000       30,440,000
  Retained earnings (deficit)..........................    (4,700,825)      (1,540,982)
  Unrealized appreciation (depreciation) of investment
   securities, net (Note 3)............................     3,651,129       (4,858,463)
                                                         ------------     ------------
      TOTAL SHAREHOLDER'S EQUITY.......................    38,390,304       26,040,555
                                                         ------------     ------------
      TOTAL RESERVES, LIABILITIES, AND SHAREHOLDER'S
      EQUITY...........................................  $139,913,293     $123,954,003
                                                         ------------     ------------
                                                         ------------     ------------

                       See notes to financial statements.

STATEMENTS OF OPERATIONS
FIRST FORTIS LIFE INSURANCE COMPANY

                                                                   YEAR ENDED DECEMBER 31
                                                         ------------------------------------------
                                                            1995            1994           1993
                                                         -----------    ------------    -----------
REVENUES
  Insurance operations (NOTE 7):
    Life insurance premiums............................  $18,879,246    $ 19,431,130    $19,541,946
    Accident and health premiums.......................   62,322,484      72,624,559     55,850,949
  Net investment income (NOTE 3).......................    7,465,751       6,261,593      6,073,726
  Realized gains (losses) on investments (NOTE 3)......    2,683,100      (1,057,438)     3,062,050
  Other income.........................................      297,767         287,426        533,390
                                                         -----------    ------------    -----------
      TOTAL REVENUES...................................   91,648,348      97,547,270     85,062,061
BENEFITS AND EXPENSES
  Benefits to policyholders:
    Life insurance.....................................   16,206,930      15,345,645     19,102,079
    Accident and health................................   56,592,227      68,115,512     49,026,058
  Amortization of deferred policy acquisition costs
   (NOTE 2)............................................    4,595,000       1,838,000      1,787,000
  Insurance commissions................................    5,070,934       5,768,504      4,761,665
  General and administrative expenses (NOTES 1 AND
   9)..................................................   13,906,043      13,514,820     10,493,066
                                                         -----------    ------------    -----------
      TOTAL BENEFITS AND EXPENSES......................   96,371,134     104,582,481     85,169,868
                                                         -----------    ------------    -----------
  Loss before federal income taxes.....................   (4,722,786)     (7,035,211)      (107,807)
  Federal income taxes (benefit) (NOTE 6)..............   (1,562,943)       (999,671)      (686,000)
                                                         -----------    ------------    -----------
      NET INCOME (LOSS)................................  $(3,159,843)   $ (6,035,540)   $   578,193
                                                         -----------    ------------    -----------
                                                         -----------    ------------    -----------

                       See notes to financial statements.

STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
FIRST FORTIS LIFE INSURANCE COMPANY

YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

                                                                                                       UNREALIZED
                                                                                                      APPRECIATION
                                                                                                     (DEPRECIATION)
                                                                       ADDITIONAL      RETAINED      OF INVESTMENT
                                                           COMMON        PAID-IN       EARNINGS       SECURITIES,
                                                           STOCK         CAPITAL       (DEFICIT)          NET              TOTAL
                                                         ----------    -----------    -----------    --------------     -----------
Balance January 1, 1993................................  $2,000,000    $30,440,000    $ 3,916,365                       $36,356,365
  Net income...........................................                                   578,193                           578,193
  Unrealized appreciation of investment securities,
   net.................................................                                                $2,280,000         2,280,000
                                                         ----------    -----------    -----------    --------------     -----------
Balance December 31, 1993..............................   2,000,000     30,440,000      4,494,558       2,280,000        39,214,558
  Net loss.............................................                                (6,035,540)                       (6,035,540)
  Unrealized depreciation of investment securities,
   net.................................................                                                (5,486,586)       (5,486,586)
  Change in deferred tax valuation allowance for
   unrealized depreciation on investment securities....                                                (1,651,877)       (1,651,877)
                                                         ----------    -----------    -----------    --------------     -----------
  Balance December 31, 1994............................   2,000,000     30,440,000     (1,540,982)     (4,858,463)       26,040,555
  Additional paid-in capital from Fortis AMEV..........                  7,000,000                                        7,000,000
  Net loss.............................................                                (3,159,843)                       (3,159,843)
  Unrealized appreciation of investment securities,
   net.................................................                                                 6,857,715         6,857,715
Change in deferred tax valuation allowance for
 unrealized depreciation on investment securities......                                                 1,651,877         1,651,877
                                                         ----------    -----------    -----------    --------------     -----------
Balance December 31, 1995..............................  $2,000,000    $37,440,000    $(4,700,825)     $3,651,129       $38,390,304
                                                         ----------    -----------    -----------    --------------     -----------
                                                         ----------    -----------    -----------    --------------     -----------

                       See notes to financial statements.

STATEMENTS OF CASH FLOWS
FIRST FORTIS LIFE INSURANCE COMPANY

                                                                    YEAR ENDED DECEMBER 31
                                                         ---------------------------------------------
                                                             1995            1994             1993
                                                         ------------    -------------    ------------
OPERATING ACTIVITIES
  Net income (loss)....................................  $ (3,159,843)   $  (6,035,540)   $    578,193
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Deferred tax valuation allowance...................      (177,708)       1,515,531              --
    Increase in future policy benefit reserves and
     other policy claims and benefits..................     3,481,220        7,835,342       8,696,790
    Decrease in income taxes...........................    (1,569,235)      (2,903,210)     (2,289,946)
    Amortization of policy acquisition costs...........     4,595,000        1,838,000       1,787,000
    Policy acquisition costs deferred..................            --         (432,000)       (364,000)
    Increase (decrease) in other liabilities...........       128,321       (2,118,752)      1,219,368
    Depreciation, amortization and accretion...........       750,029          716,129         838,727
    (Increase) decrease in uncollected premiums,
     accrued investment income and other...............       112,767        2,258,061      (3,768,978)
    (Increase) decrease in reinsurance recoverable.....      (460,598)         333,480       1,591,543
    Net realized (gains) losses on investments.........    (2,683,100)       1,057,438      (3,062,050)
                                                         ------------    -------------    ------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES........     1,016,853        4,064,479       5,226,647
INVESTING ACTIVITIES
  Purchases of fixed maturity investments..............  (122,289,460)     (77,995,025)   (120,655,536)
  Sales and maturities of fixed maturity investments...   120,298,152       69,440,809     116,306,946
  (Increase) decrease in equity securities and
   short-term investments..............................    (5,042,029)       3,731,866         (86,873)
  Purchase of property and equipment...................      (321,460)        (562,438)       (519,408)
                                                         ------------    -------------    ------------
      NET CASH USED IN INVESTING ACTIVITIES............    (7,354,797)      (5,384,788)     (4,954,871)
                                                         ------------    -------------    ------------
FINANCING ACTIVITIES
  Proceeds from additional paid-in-capital.............     7,000,000               --              --
                                                         ------------    -------------    ------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES........     7,000,000               --              --
                                                         ------------    -------------    ------------
  Increase (decrease) in cash..........................       662,056       (1,320,309)        271,776
      CASH AT BEGINNING OF YEAR........................       483,075        1,803,384       1,531,608
                                                         ------------    -------------    ------------
      CASH AT END OF YEAR..............................  $  1,145,131    $     483,075    $  1,803,384
                                                         ------------    -------------    ------------
                                                         ------------    -------------    ------------

                       See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS
FIRST FORTIS LIFE INSURANCE COMPANY

DECEMBER 31, 1995, 1994, AND 1993

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
NATURE OF OPERATIONS

First Fortis Life Insurance Company ("First Fortis" or "Company") is an affiliate of the worldwide Fortis group of companies owned by Fortis AMEV of the Netherlands and Fortis AG of Belgium. First Fortis is wholly-owned by Fortis AMEV. The other U.S. subsidiaries of Fortis AMEV and Fortis AG operate under the holding company name Fortis, Inc. The Company was organized to enable the Fortis group of companies to distribute their products to the New York State marketplace. To date, the Company's revenues have been derived primarily from group employee benefits products. During 1995, the Company had $17,825,000 of direct premium written principally by three third party administrators ("TPA's"). Effective January 1, 1996, the Company stopped offering its group medical products, however, the Company will continue to renew and service existing medical business, which represented $34,011,000 of 1995 accident and health premiums. At December 31, 1995, $250,000 of related termination benefits was accrued and included in general and adminstrative expenses.

BASIS OF STATEMENT PRESENTATION

The financial statements are presented in conformity with generally accepted accounting principles which differ in certain respects from statutory accounting practices prescribed or permitted by the New York State Insurance Department. Significant accounting policies followed by the Company are:

    POLICY REVENUES

    For group life, medical, disability, and credit life products, amounts collected from policyholders are recognized as premium income over the premium paying period and are reported net of experience rating refunds and unearned premiums.

    CLAIMS AND BENEFITS PAYABLE

    Claims and benefits payable for reported and incurred but not reported losses are determined using case base estimates and prior experience. These estimates are subject to the effects of trends in claim severity and frequency and represent the estimates of the ultimate cost of all unpaid losses incurred through December 31 of each year. Although considerable variability is inherent in such estimates, management believes that the reserve for claims and benefits payable is adequate. The methods of making such estimates and establishing the related liabilities are continually reviewed and updated, and any adjustments resulting therefrom are reflected in income currently.

    RESERVES FOR FUTURE POLICY BENEFITS

    Active life reserves for future policy and contract benefits on life and accident and health products are provided on the net level premium method. The reserves are calculated based upon assumptions as to interest, withdrawal, mortality, and morbidity that were appropriate at the date of issue. Interest rate assumptions range principally from 3.0% to 5.5% for traditional life products and 4.0% to 10.0% for annuity products. Withdrawal assumptions are based on actual Company experience. Mortality and morbidity assumptions are based upon industry standards adjusted as appropriate to reflect actual Company experience. The assumptions vary by plan, year of issue, and policy duration and include a provision for adverse deviation.

    Disabled lives reserves for future policy and contract benefits on disability income policies are calculated based upon assumptions as to interest and claim termination rates that are currently appropriate. Disabled lives reserves for group life policies are based on a 3.5% interest rate assumption. For group long-term disability income policies, the interest rate assumption on claims is 6.0%. Termination rate assumptions are based upon industry standards adjusted as appropriate to reflect actual Company experience. The assumptions vary by year of claim incurred.

    INVESTMENTS

    The Company's investment strategy is developed based on many factors including insurance liability matching, rate of return, maturity, credit risk, tax considerations, and regulatory requirements.

    Available-for-sale securities are reported at fair value; short-term investments are reported at cost, which approximates fair value. Changes in the fair values of available-for-sale securities, net of deferred income taxes, are reported as unrealized appreciation or depreciation directly in shareholder's equity and, accordingly, have no effect on net income. Realized gains and losses on sales of investments, and declines in value judged to be other-than-temporary, are recognized on the specific identification basis.

    PROPERTY AND DEPRECIATION

    The Company provides depreciation (principally on the straight-line method) over the estimated useful life of the related property.

    INCOME TAXES

    Income taxes have been provided using the liability method. Deferred tax assets and liabilities are determined based on the differences between their financial reporting and their tax bases and are measured using the enacted tax rates.

FIRST FORTIS LIFE INSURANCE COMPANY

2.  DEFERRED POLICY ACQUISITION COSTS
On October 1, 1991, First Fortis Life Insurance Company and an affiliate, Fortis Benefits Insurance Company, (the "Companies") entered into an Asset Transfer and Acquisition Agreement (the "Agreement") with Mutual Benefit Life Insurance Company in Rehabilitation ("MBL"). Pursuant to the Agreement, the Companies acquired certain assets and assumed certain liabilities of MBL relating to the group life, disability, dental and medical insurance business (the "Business") of MBL. That portion of the Business conducted in New York was assumed by First Fortis, while the most substantial portion of the Business was assumed by Fortis Benefits Insurance Company. First Fortis paid $10,166,000 for its portion of the Business acquired including contingent Promissory Note ("Note") payments aggregating $1,366,000 from 1992 to 1994 which were based on the persistency of the acquired Business through September 30, 1994. No additional payments will be made. Note payments were added to deferred policy acquisition costs ("DPAC") when made. The DPAC amortization period, which was originally scheduled through September 30, 1997, was completed December 31, 1995 (an acceleration of $2,749,000 into 1995), based on the overall experience of the acquired block of business.

3.  INVESTMENTS
FIXED MATURITIES

The following is a summary of the amortized cost and fair value of fixed maturity securities:

                                                                            GROSS           GROSS
                                                          AMORTIZED       UNREALIZED      UNREALIZED
                                                             COST            GAIN            LOSS          FAIR VALUE
                                                         ------------     ----------     ------------     ------------
December 31, 1995:
  Governments..........................................  $ 17,068,216     $1,025,440               --     $ 18,093,656
  Public utilities.....................................     4,906,703       262,773                --        5,169,476
  Industrial and miscellaneous.........................    84,673,835     4,272,901      $    (26,416)      88,920,320
                                                         ------------     ----------     ------------     ------------
TOTAL..................................................  $106,648,754     $5,561,114     $    (26,416)    $112,183,452
                                                         ------------     ----------     ------------     ------------
                                                         ------------     ----------     ------------     ------------

December 31, 1994:
  Governments..........................................  $ 38,197,817  $  33,725   $ (1,700,807) $ 36,530,735
  State and municipal..................................    18,793,434        690       (901,799)   17,892,325
  Public utilities.....................................     4,512,407         --       (295,936)    4,216,471
  Industrial and miscellaneous.........................    40,692,269      8,630     (2,002,966)   38,697,933
                                                         ------------  ----------  ------------  ------------
TOTAL..................................................  $102,195,927  $  43,045   $ (4,901,508) $ 97,337,464
                                                         ------------  ----------  ------------  ------------
                                                         ------------  ----------  ------------  ------------

The fair values for fixed maturity securities are based on quoted market prices, where available. For fixed maturity securities not actively traded, fair values are estimated using values obtained from independent pricing services or, in the case of private placements, are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments.

The amortized cost and fair value of fixed maturity securities at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            AMORTIZED
                                                               COST          FAIR VALUE
                                                           ------------     ------------
Due in one year or less................................    $  2,084,737     $  2,103,881
Due after one year through five years..................      23,936,241       24,692,303
Due after five years through ten years.................      54,663,995       57,329,162
Due after ten years....................................      25,963,781       28,058,106
                                                           ------------     ------------
                                                           $106,648,754     $112,183,452
                                                           ------------     ------------
                                                           ------------     ------------

Proceeds from sales and maturities of fixed maturity securities were $120,298,152, $69,440,809, and $116,306,946 in 1995, 1994, and 1993,
respectively. Gross gains of $3,373,880, $510,242, and $3,159,461 and gross losses of $690,780, $1,572,163, and $97,411 were realized on the sales in 1995, 1994, and 1993.

FIRST FORTIS LIFE INSURANCE COMPANY

3.  INVESTMENTS (CONTINUED)
NET INVESTMENT INCOME AND NET REALIZED GAINS (LOSSES) ON INVESTMENTS

Major categories of net investment income and realized gains (losses) on investments for each year were as follows:

                                                                                NET REALIZED GAINS (LOSSES) ON
                                                NET INVESTMENT INCOME                     INVESTMENTS
                                          ----------------------------------  -----------------------------------
                                             1995        1994        1993        1995        1994         1993
                                          ----------  ----------  ----------  ----------  -----------  ----------
Fixed maturities........................  $7,578,652  $6,341,978  $6,210,423  $2,683,100  $(1,061,921) $3,062,050
Short-term investments..................     152,211     200,274     113,436          --        4,483          --
                                          ----------  ----------  ----------  ----------  -----------  ----------
                                           7,730,863   6,542,252   6,323,859  $2,683,100  $(1,057,438) $3,062,050
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------
Expenses................................    (265,112)   (280,659)   (250,133)
                                          ----------  ----------  ----------
Net investment income...................  $7,465,751  $6,261,593  $6,073,726
                                          ----------  ----------  ----------

4.  LEASES
The Company leases office space under operating lease arrangements that have various renewal options and are subject to escalation clauses for real estate taxes and operating expenses. Rent expense was $673,407, $597,365, and $554,213 in 1995, 1994, and 1993, respectively. Future minimum payments required under operating lease arrangements that have initial or noncancelable terms in excess of one year or more are: 1996--$701,250, 1997--$678,367, 1998--$718,322, and
1999--$550,219.

5.  UNPAID LOSSES AND LOSS EXPENSE ALLOWANCE
Activity for the liability for unpaid accident and health losses and related loss expense allowance is summarized as follows:

                                                                    YEAR ENDED DECEMBER 31
                                                           -----------------------------------------
                                                              1995           1994           1993
                                                           -----------    -----------    -----------
Balance as of January 1, net of reinsurance
 recoverable...........................................    $66,136,369    $58,646,889    $48,837,776
  Add: Incurred losses related to:
    Current year.......................................     57,400,613     66,066,609     49,505,698
    Prior years........................................       (808,386)     2,048,903       (479,640)
                                                           -----------    -----------    -----------
  Total incurred losses................................     56,592,227     68,115,512     49,026,058
                                                           -----------    -----------    -----------
  Deduct: Paid losses related to:
    Current year.......................................     35,779,078     40,882,341     26,688,924
    Prior years........................................     21,185,448     19,743,691     12,528,021
                                                           -----------    -----------    -----------
  Total paid losses....................................     56,964,526     60,626,032     39,216,945
                                                           -----------    -----------    -----------
Balance as of December 31, net of reinsurance
 recoverable...........................................    $65,764,070    $66,136,369    $58,646,889
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------

In 1994, lower than anticipated recovery rates on existing long-term disability income claimants, offset by a favorable refinement in the claims reserve estimates contributed to the "incurred losses related to prior years" result. The liability for unpaid accident and health losses and loss expense allowance includes $53,953,000, $47,489,000, and $42,474,000 of long-term disability income reserves as of December 31, 1995, 1994, and 1993, respectively, which were discounted for anticipated interest earnings assuming a 6.0% interest rate.

FIRST FORTIS LIFE INSURANCE COMPANY

6.  FEDERAL INCOME TAXES
Deferred income taxes reflect the net tax effects of temporary differences between the basis of assets and liabilities for financial statement purposes and for income tax purposes. The significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows (in thousands):

                                                                                     DECEMBER 31
                                                                                 --------------------
                                                                                   1995       1994
                                                                                 ---------  ---------
Deferred tax assets:
  Reserves.....................................................................  $   2,104  $   2,073
  Deferred policy acquisition costs............................................        470         --
  Alternative minimum tax credit carryforward..................................        191        243
  Unrealized losses............................................................         --      1,652
  Other........................................................................        485        406
                                                                                 ---------  ---------
Total gross deferred tax assets................................................      3,250      4,374
Valuation allowance............................................................     (1,338)    (3,167)
                                                                                 ---------  ---------
Net deferred tax assets........................................................      1,912      1,207
Deferred tax liabilities:
  Unrealized gains.............................................................      1,881         --
  Deferred policy acquisition costs............................................         --      1,172
  Other........................................................................         31         35
                                                                                 ---------  ---------
Total gross deferred tax liabilities...........................................      1,912      1,207
                                                                                 ---------  ---------
Net deferred tax liability.....................................................  $      --  $      --
                                                                                 ---------  ---------
                                                                                 ---------  ---------

As of December 31, 1995 and 1994, respectively, the Company had a deferred tax asset valuation allowance of $1,337,823 and $3,167,408, of which $-0- and $1,651,877 in 1995 and 1994, respectively, related to unrealized depreciation on investment securities. The valuation allowance decrease of $1,829,585 was recognized as a $1,651,877 increase to the "unrealized appreciation (depreciation) of investment securities, net" component of shareholder's equity and a $177,708 tax benefit in the statement of operations in 1995.

The income tax provision is summarized as follows (in thousands):

                                                       1995       1994       1993
                                                      -------    -------    -------
Current...........................................    $   393    $(1,775)   $   384
Deferred..........................................     (1,778)      (740)    (1,070)
Valuation allowance...............................       (178)     1,516         --
                                                      -------    -------    -------
                                                      -------    -------    -------
Federal income taxes (benefit)....................    $(1,563)   $  (999)   $  (686)
                                                      -------    -------    -------
                                                      -------    -------    -------

Tax  payments of $251,591,  $1,442,818, and $1,670,000 were  made in 1995, 1994, and 1993, respectively.

The differences between the benefit for income taxes at the federal statutory income tax rate and the tax benefit were as follows (in thousands):

                                                       1995       1994       1993
                                                      -------    -------    -------
Federal statutory rate............................      (34.0)%    (34.0)%    (34.0)%
                                                      -------    -------    -------
                                                      -------    -------    -------
Tax benefit at statutory rate.....................    $(1,606)   $(2,392)   $   (38)
Tax exempt interest...............................       (188)      (406)      (603)
Other, net........................................        409        283        (45)
Valuation allowance...............................       (178)     1,516         --
                                                      -------    -------    -------
                                                      -------    -------    -------
Tax benefit as reported...........................    $(1,563)   $  (999)   $  (686)
                                                      -------    -------    -------
                                                      -------    -------    -------

At December 31, 1995, the Company has net operating loss carryforwards for federal income tax purposes of $389,000 which are available to offset future federal taxable income, if any, through 2010. The Company also has alternative minimum tax credit carryforwards of $191,000, which are available to reduce future federal regular income taxes, if any, over an indefinite period of time.

7.  REINSURANCE
The maximum amounts that the Company retains on any one life are $500,000 for group life; $250,000 for group accidental death; $10,000 net monthly benefit for long-term disability; from 10% to 50% of possible benefits payable under credit life and credit disability insurance; and 0% of a closed block of individual life business. Amounts in excess of these limits are reinsured with various insurance companies on a yearly renewable term, coinsurance or other basis.

FIRST FORTIS LIFE INSURANCE COMPANY

7.  REINSURANCE (CONTINUED)
Future policy benefits and other policy claims and benefits payable are reported gross of reinsurance. The reinsured portion of future policy benefits and other policy claims and benefits payable are $9,335,947 and $8,875,349 in 1995 and 1994, respectively. The Company remains contingently liable in the event the reinsuring companies are unable to meet their obligations under such reinsurance agreements.

Additional information regarding the Company's reinsurance activity for the years ended December 31, 1995, 1994, and 1993 is as follows:

                                                       GROSS
                                                      AMOUNT       CEDED     NET AMOUNT
                                                    -----------  ----------  -----------
1995
Life insurance in force (000s)....................  $ 6,864,625  $  321,785  $ 6,542,840
                                                    -----------  ----------  -----------
                                                    -----------  ----------  -----------
Premiums:
  Group and individual life.......................  $20,376,696  $1,497,450  $18,879,246
  Accident and health.............................   63,696,935   1,374,451   62,322,484
                                                    -----------  ----------  -----------
Total premiums....................................  $84,073,631  $2,871,901  $81,201,730
                                                    -----------  ----------  -----------
                                                    -----------  ----------  -----------
1994
  Life insurance in force (000s)..................  $ 5,116,384  $  297,027  $ 4,819,357
                                                    -----------  ----------  -----------
                                                    -----------  ----------  -----------
Premiums:
  Group and individual life.......................  $20,508,492  $1,077,362  $19,431,130
  Accident and health.............................   72,835,490     210,931   72,624,559
                                                    -----------  ----------  -----------
Total premiums....................................  $93,343,982  $1,288,293  $92,055,689
                                                    -----------  ----------  -----------
                                                    -----------  ----------  -----------
1993
Life insurance in force (000s)....................  $ 4,903,885  $  328,733  $ 4,575,152
                                                    -----------  ----------  -----------
                                                    -----------  ----------  -----------
Premiums:
  Group and individual life.......................  $21,059,528  $1,517,582  $19,541,946
  Accident and health.............................   56,278,535     427,586   55,850,949
                                                    -----------  ----------  -----------
Total premiums....................................  $77,338,063  $1,945,168  $75,392,895
                                                    -----------  ----------  -----------
                                                    -----------  ----------  -----------

8.  DIVIDEND RESTRICTIONS
The Company is subject to insurance regulatory restrictions that limit cash dividends which can be paid from the Company to its parent. All dividends require prior approval by the New York State Insurance Department.

9.  TRANSACTIONS WITH AFFILIATED COMPANIES
Affiliates of the Company provide services, such as information systems, actuarial and investment management in return for payment representing the costs incurred for such services. In 1995, 1994, and 1993, the Company incurred $1,581,000, $1,443,000, and $1,491,000, respectively, in service fees under the arrangements with the affiliates. In 1995, the Company received cash of $7,000,000 representing additional paid-in capital from Fortis AMEV.

The Company participates in the Fortis, Inc. noncontributory defined benefit pension plan and a contributory profit sharing plan covering substantially all of its employees. Amounts expensed under these plans were $232,252, $171,519, and $109,328 in 1995, 1994, and 1993, respectively.

10. STATUTORY ACCOUNTING PRACTICES
The Company prepares its statutory-basis financial statements in accordance with accounting practices prescribed or permitted by insurance regulatory authorities. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. The NAIC is currently in the process of recodifying statutory accounting practices. This project, which is expected to be completed in 1997, may result in changes to the accounting practices that insurance enterprises use to prepare their statutory-basis financial statements.

Insurance enterprises are required by state insurance departments to adhere to minimum risk-based capital ("RBC") requirements developed by the NAIC. The Company exceeds minimum RBC requirements.

FIRST FORTIS LIFE INSURANCE COMPANY

10. STATUTORY ACCOUNTING PRACTICES (CONTINUED)
Reconciliations of net income or loss and shareholder's equity on the basis of statutory accounting to the related amounts presented in the accompanying statements were as follows:

                                                              NET INCOME (LOSS)              SHAREHOLDER'S EQUITY
                                                    -------------------------------------  ------------------------
                                                       1995         1994         1993         1995         1994
                                                    -----------  -----------  -----------  -----------  -----------
Based on statutory accounting practices...........  $(1,627,624) $(2,004,993) $  (551,557) $27,773,005  $22,394,191
Deferred policy acquisition costs.................   (4,595,000)  (1,838,000)  (1,787,000)          --    4,595,000
Deferred and uncollected premiums.................           --     (100,000)     332,588      149,066      207,171
Property and equipment............................           --           --           --      583,613      766,547
Policy reserves...................................       68,018      (16,872)     (73,025)     182,546      114,530
Investment valuation difference...................           --           --           --    5,532,013   (4,858,463)
Realized gains (losses) on investments............    2,683,736   (1,060,352)   2,309,360           --           --
Amortization of goodwill..........................      (46,000)     (46,000)     (45,550)     600,000      646,000
Income taxes......................................      674,642    1,035,479      686,000    1,337,823    1,614,329
Deferred tax valuation allowance..................      177,708   (1,515,531)          --   (1,337,823)  (1,515,531)
Interest maintenance reserve ("IMR")..............           --           --           --    2,430,093    1,135,461
Amortization of IMR...............................     (432,656)    (451,286)    (324,446)          --           --
Asset valuation reserve...........................           --           --           --      881,150      753,187
Other.............................................      (62,667)     (37,985)      31,823      258,818      188,133
                                                    -----------  -----------  -----------  -----------  -----------
                                                    $(3,159,843) $(6,035,540) $   578,193  $38,390,304  $26,040,555
                                                    -----------  -----------  -----------  -----------  -----------
                                                    -----------  -----------  -----------  -----------  -----------

11. COMMITMENTS AND CONTINGENCIES
The Company is party to various legal actions arising in the normal course of its operations. The Company does not believe that the eventual outcome of any such litigation will have a materially adverse effect on its financial condition or future operations.